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                                                                    Exhibit 4.04

                            CERTIFICATE OF AMENDMENT

                                     TO THE

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          AMBAC FINANCIAL GROUP, INC.

     Ambac Financial Group, Inc., a Delaware corporation (the "CORPORATION"), hereby certifies to the Secretary of State of the State of Delaware as follows:

        1. The name of the Corporation is Ambac Financial Group, Inc. and its Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 11, 1997.

        2. Section 4.1 of Article IV of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

          Section 4.1. AUTHORIZED CAPITAL. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 204,000,000, consisting of 200,000,000 shares of common stock, par value $.01 per share (the "COMMON STOCK") and 4,000,000 shares of preferred stock, par value $.01 per share (the "PREFERRED STOCK").


        3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, Ambac Financial Group, Inc. has caused this Certificate to be duly executed on this 13th day of May, 1998 in its corporate name and on its behalf by the Chairman, President and Chief Executive Officer and attested by its Secretary, pursuant to Section 103(a) of the General Corporation Law of the State of Delaware.

                                      /s/ Phillip B. Lassiter
                                      -----------------------
                                      Phillip B. Lassiter
                                      Chairman, President and
                                      Chief Executive Officer

ATTEST: /s/ Richard B. Gross
        --------------------
        Richard B. Gross
        Secretary

Dated:  May 13, 1998